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                                                                     EXHIBIT 5.1


[BAKER BOTTS L.L.P. LETTERHEAD]


May 9, 2003

004598.0288

GlobalSantaFe Corporation
15375 Memorial Drive
Houston, Texas  77079

Ladies and Gentlemen:

     As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by GlobalSantaFe Corporation, a Cayman Islands company (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of $250 million aggregate principal amount of 5% Notes due 2013 (the "New Notes") to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of its issued and outstanding 5% Notes due 2013 (the "Outstanding Notes"), we are passing upon certain legal matters in connection with the New Notes for the Company. The New Notes are to be issued under an Indenture dated as of February 1, 2003 between the Company and Wilmington Trust Company, as trustee (the "Indenture"). At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

     In our capacity as counsel to the Company in connection with the matters referred to above, we have examined the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Company, as amended to date, the Indenture and the originals, or copies certified or otherwise identified, of corporate records of the Company furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinion, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that all signatures on documents examined by us are genuine, all documents submitted to us are authentic and all documents submitted as copies conform to the originals thereof. We have also assumed that (i) prior to the commencement of the Exchange Offer, the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Indenture and the New Notes have been duly authorized and, insofar as such matters are governed by Cayman Islands law, have been or will be duly executed and delivered by the Company.

     Based upon and subject to the foregoing, we are of the opinion that the New Notes, when duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for the Outstanding Notes tendered pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable

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[BAKER BOTTS L.L.P. LETTERHEAD]

GlobalSantaFe Corporation             2                              May 9, 2003

against the Company in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer or other laws affecting creditors' rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     The opinion set forth above is limited to the laws of the State of Texas, the laws of the State of New York and the federal laws of the United States. We have relied as to matters of Cayman Islands law upon the opinion of Maples and Calder filed as Exhibit 5.2 to the Registration Statement. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                               Very truly yours,

                               /s/ BAKER BOTTS L.L.P.
                               -------------------------------------------------
                               BAKER BOTTS L.L.P.

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